EXHIBIT 23.1

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Plan of Riverbed Technology, Inc. of our reports dated February 14, 2014, with respect to the consolidated financial statements and schedule of Riverbed Technology, Inc. and the effectiveness of internal control over financial reporting of Riverbed Technology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
May 27, 2014